ARISTOTLE CAPITAL BOSTON, LLC

CODE OF ETHICS

Updated 04/10/2023

Reviewed 04/10/2023

This Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their Access Persons, fiduciary obligations of the Adviser and its Access Persons and requires those Access Persons to comply with the Federal Securities Laws. Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“Company Act”). In conformity with these rules, this Code is adopted by Aristotle Capital Boston, LLC (“Aristotle Boston” or the “Adviser”), in its role as investment adviser to separately managed accounts, in its role as investment adviser or sub-adviser to registered investment companies (“Mutual Funds”) and as a sub-adviser to Collective Investment Trusts (CITs).

1.	Standards of Business Conduct

We seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients, including individual accounts as well as Mutual Funds and Collective Investment Trusts (collectively, “Clients”) and their investors, is something we value and endeavor to protect. To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

We are fiduciaries to our Clients. As such, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Clients. Our Clients’ interests are paramount to and come before our personal interests. Our Supervised Persons, as defined in this Code, are also expected to behave as fiduciaries with respect to our Clients. This means that each must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client’s account) and act always in the best interest of our Clients. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons and Supervised Persons of Aristotle Boston must not:

•	employ any device, scheme or artifice to defraud a Client;

•

make to a Client or an investor or prospective investor in any of the Mutual Funds or Collective Trusts managed by Aristotle Boston any untrue statement of a material fact or omit to state to a Client or any investor or prospective investor in any of the Mutual Funds managed by Aristotle Boston a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•

engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client or any investor or prospective investor in any of the Mutual Funds managed by Aristotle Boston;

•	engage in any manipulative practice with respect to a Client or any investor or prospective investor in any of the Mutual Funds managed by Aristotle Boston;

•	use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

•	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in the applicable Compliance Manual and the CFA Institute Code of Ethics and Standards of Professional Conduct.1 However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable Compliance Manual.

Should you have any doubt as to whether this Code applies to you, you should contact the Chief Compliance Officer (CCO).

2.	Definitions

As used in the Code, the following terms have the following meanings:

A.	Access Persons are any of the Firm’s Supervised Persons who

1.	Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund;

2.	Is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic;

3.	Is a director, officer, or partner of the firm; and/or

4.	Is any other person who the CCO determines to be an Access Person.

For purposes of this Code, Aristotle Capital has determined that all full-time employees are Access Persons. The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons. The Firm’s Access Person list is available upon request.

B.

Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

C.

Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). However, any transactions or holdings reports required by Section 4.C of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

D.	Chief Compliance Officer or CCO means the Adviser’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.

E.	Covered Associate as defined by Rule 206(4)-5 (Pay to Play rule) means:

1.	Any general partner, managing member or executive officer, or other individual with a similar status or function;

2.	Any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and

3.	Any political action committee controlled by the investment adviser or by any person described in paragraphs (f)(2)(i) and (f)(2)(ii) of this section.

F.	A Domestic Partner is an unmarried person who shares common living quarters with an employee

[1]

Applicable compliance manuals include, among others, the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7. Access Persons and Supervised Persons are required to comply with relevant compliance procedures, whether or not listed.

and lives in a committed, intimate relationship that is not legally defined as marriage by the state in which the partners reside.

G.

Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Advisers Act; (5) title V of the Gramm-Leach-Bliley Act; (6) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

H.

Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

I.

Limited Offering and Private Placements means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. Limited Offerings of securities issued by Aristotle Boston or any Private Fund are included in the term Limited Offering.

J.	Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

K.

Reportable Fund means: (1) any registered investment company advised or sub-advised by Aristotle Boston or its affiliates; or (2) any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with Aristotle Boston.

L.

Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. For purposes of this Code, the term Reportable Security, which provides a broader exemption than the term “Covered Security,”[2] is used for compliance with both Rule 204A-1 and Rule 17j-1, except as otherwise noted.

M.

Security Held or to be Acquired means any Reportable Security which, within a (1) day, (i) is or has been held by a Client, or (ii) is being or has been considered by a Client or the Adviser for purchase by a Client. This definition also includes any option to purchase or sell any security convertible into or exchangeable for a Reportable Security.

N.	Supervised Person means:

1.	Any director, officer, or partner of the firm (including any other person of a similar status or performing a similar role); or

2.	Any employee of the firm; or

3.	any other persons who provide advice on behalf of the adviser and are subject to the adviser’s supervision and control; or

4.	Any other person who the CCO deems to be a Supervised Person.

Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons

O.	StarCompliance is the electronic system which receives and processes reportable personal

[2]

Covered Security under Rule 17j-1 means any security as defined in Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end registered investment companies.

transactions, other Access Person Code disclosures and records Access Person certifications under this Code.

3.	Compliance with Governing Laws, Regulations and Procedures

A.	All Access Persons shall comply with all applicable federal and state laws and rules and regulations of any governmental agency or self-regulatory organization governing his or her activities.

B.

Each Access Person, at the time of hire, will receive information on how to access the Code and the related procedures therein. Further, each Access Person must complete and submit a statement on an annual basis that he or she has reviewed the Code. Each Access Person shall have and maintain knowledge of and shall comply with the provisions of this Code and any procedures that are subsequently amended or adopted hereunder.

C.

All Access Persons shall comply with all the laws and regulations concerning insider trading and with the Adviser’s prohibition against insider trading as specified below under Substantive Restrictions.

D.	All Access Persons shall comply with limitations on political activity as specified under the substantive restrictions listed below and shall notify Compliance of any political contributions.

E.	Any Access Person having supervisory responsibility shall exercise reasonable supervision over other Access Persons subject to his or her control.

F.

Any Access Person encountering evidence that appears to be a violation of applicable statutes or regulations or provisions of this Code shall report such evidence to the CCO or such other person as appointed in procedures adopted hereunder. Any such action by the Access Person responsible for the reporting shall remain confidential, unless the Access Person waives confidentiality or federal or state law or authorities compel disclosure. The failure to report such evidence may result in disciplinary proceedings or further action as deemed appropriate by the Adviser.

4.	Substantive Restrictions

A.

Blackout Period. No Access Person shall buy or sell a Reportable Security on the same day as any trades in the Reportable Security are made for Client accounts unless the Client transaction is a result of:

•	bringing a new Client’s account of Reportable Securities in line with the existing accounts in the strategy;

•	an immaterial cash flow in a Client’s account; or

•	an account liquidation related to an account termination request.

A relaxation of, or exemption from, these procedures may only be granted by Compliance after the personal trading request and authorization form has been reviewed. The price paid or received by a Client account for any Reportable Security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.

B.

Restricted List. No Access Persons may transact in securities issued by a company on the Restricted List for which Aristotle Boston is in possession of inside information, unless such purchase or sale is approved pursuant to Aristotle Boston’s policies and procedures on Insider Trading.

C.	IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior Compliance approval using the form attached as Exhibit A through StarCompliance. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with Aristotle Boston. Once pre-approval has been granted, the pre-approved transaction can only be executed within the same trade date that approval was provided. An Access Person who has been authorized to acquire such securities must disclose their interests if considering an investment in such securities for a Client. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

D.

Other Trading Restrictions. Access Persons may not: (1) hold more than 5% of the outstanding securities of a single company without the approval of the CCO; or (2) engage in frequent trading in securities (e.g., day trading).

E.	Short Swing Profits. Access Persons may not profit from the purchase and sale or sale and purchase of a security within a 15-calendar day period, unless the transaction was authorized by Compliance.

F.

Gift & Entertainment Policy. Access Persons must not give or accept gifts and entertainment from any entity doing business with or on behalf of the Adviser and/or Mutual Funds in contravention of the Gift & Entertainment Policy outlined below. Gifts and entertainment of an extraordinary or extravagant nature to an employee should be declined or returned in order not to compromise the reputation of the employee or the firm. Gifts of nominal value or those that are customary in the industry such as meals or entertainment may be appropriate but may need to be approved by Compliance. Any form of a loan by an employee to a client or by a client to an employee is not allowed as a matter of firm policy and good business practice.

Access Persons must report gifts and/or entertainment given or received in excess of $25 to Compliance by completing the Gift or Entertainment Reporting Form through StarCompliance attached as Exhibit H and Exhibit J, respectively. Gifts of de minimis value (e.g., pens, notepads or modest desk ornaments) or promotional items of nominal value that display the firm’s logo (e.g., umbrellas, tote bags or shirts) are not subject to reporting under this policy as long as its value is below $25.

Access Persons must obtain approval from Compliance to give or accept gifts in excess of $250 (either one single gift, or in aggregate, within one calendar year) to any individual or entity. Access Persons must seek approval by completing the Gift Reporting Form through StarCompliance.

Limits may be lower as required by certain third parties, such as clients or business partners, among others. In such cases, the lower limit will apply. Registered reps may have additional limitations on the amount given per person per calendar year. Access Persons must be aware of and shall comply with such lower limits.

A relaxation of, or exemption from, these procedures may only be granted by Compliance.

G.	Political Contributions. All Access Persons must disclose all political contributions. Political contributions by Access Persons are subject to the following limits:

(1)	All contributions must be reported to Compliance. Contributions in excess of the amounts stated below must be pre-approved by Compliance.

(a)	$350 in an election in which an Access Person can vote for

(b)	$150 in an election in which an Access Person cannot vote

(2)	The CCO may permit higher contribution amounts, depending on the circumstances. The contribution must be pre-cleared and reported to Compliance.

(3)	Limits may be lower as required by state or local law, in such cases the lower requirement will apply.

(4)	Exceptions to the above approval criteria may be granted only in limited circumstances at the discretion of the CCO after examination of the specific facts and circumstances.

(5)	Contributions in excess of the limits above will be evaluated with the consideration of the Covered Associate definition.

(6)	Using the firm’s name or funds to support political candidates or issues, or elected or appointed government officials is prohibited.

(7)

Please refer to the policies and procedures related to political contributions in the adviser’s Compliance Manual. A Political Contribution Pre-clearance Request Form can be found as Exhibit G and reported through StarCompliance.

H.

Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Information Wall” procedures may be utilized to avoid potential conflicts of interest. Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or Aristotle Boston or which would impair their ability to discharge their duties with respect to Aristotle Boston and Aristotle Boston’s Clients.

I.

Fair Treatment. Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our Compliance Manual designed to detect, prevent or mitigate such conflicts.

J.	Outside Business Activities. Must be reviewed and approved by Compliance, include:

•	being employed or compensated by any other entity;

•	engaging in any other business including part-time, evening or weekend employment;

•	serving as an officer, director, partner, etc., in any other entity;

•	ownership interest in any non-publicly traded company or other private investments; or,

•	any public speaking or writing activities.

Written approval for any of the above activities is to be obtained by an employee before undertaking any such activity so that a determination may be made that the activities do not interfere with any of the employee’s responsibilities at the firm and any conflicts of interests in such activities may be addressed.

K.

Service as Outside Director, Trustee or Executor. Access Persons shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the CCO following the receipt of a written request for such approval attached here as Exhibit I and reported through StarCompliance. In the event such a request is approved, information barrier procedures may be utilized to avoid potential conflicts of interest. Other than by virtue of their position with Aristotle Boston or with respect to a family member, no Access Person may serve as a trustee, executor or fiduciary. Similarly, Access Persons may not serve on a creditor’s committee. In appropriate circumstances the CCO may grant exemptions from this provision.

L.	Forfeitures. If there is a violation of paragraphs A, B, C or D, above, the CCO may determine whether any profits should be forfeited and may be paid to one or more Clients for the benefit of the Client(s). The CCO will determine whether gifts accepted in violation of paragraph F need to be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

M.

Reporting Violations. Any Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

N.	Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

O.

Brokerage Accounts. Aristotle Boston employees and access persons with a hire date after April 10, 2023 must maintain accounts with approved brokers for accounts considered reportable. The approved brokers are listed as Exhibit K and may be subject to change. (Consult with Compliance for any updates to the list.) The approved brokers support electronic feeds directly to StarCompliance. Employees will be required to transfer their accounts to an approved broker within a specified time period as determined by the CCO, usually within 90 days.

Access Persons must disclose all brokerage accounts that he/she has direct or indirect beneficial ownership or discretionary authority to Compliance and instruct their brokers to provide timely duplicate account statements or electronic holdings and transaction data (through StarCompliance) to Compliance. Access Persons must submit holdings and transaction reports for Reportable Securities and Reportable Funds in which the Access Person has, or acquires, any direct or indirect beneficial ownership. Access persons who do not provide timely brokerage statements on accounts where the employee has direct or indirect beneficial interest or discretionary authority may be asked to transfer their account to an approved broker that supports electronic feeds. An Access Person is presumed to be a beneficial owner of Reportable Securities and/or Reportable Funds that are held by his or her immediate family members sharing the Access Person’s household and any Domestic Partner’s accounts.

A sample form of duplicate account statement and confirmations request letter is included as Exhibit E.

5.	Pre-clearance and Reporting Procedures

A.	Pre-clearance.

(1)

Each Access Person shall obtain prior written approval from Compliance in the form attached as Exhibit A through StarCompliance for all personal securities transactions in Reportable Securities and Reportable Funds.

(2)

Access Persons may not acquire any securities issued as part of an IPO, Limited Offering, private placement, or private partnership absent prior approval in the form attached as Exhibit A through StarCompliance.

B.	Pre-clearance Exceptions. Pre-clearance requirements do not apply to:

(1)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(2)

Purchases or sales of open-end funds. Access Persons are reminded that “front- running” Client transactions or trading on the basis of material, nonpublic inside or confidential information violates not only this Code, but our insider trading policies and procedures as well as other securities laws and, if proven, can be punishable by fines and other penalties;[3]

(3)	Purchases or sales which are non-volitional on the part of either the Access Person or the Client;

(4)	Transactions in securities which are not Reportable Securities;

(5)	Purchases which are part of an Automatic Investment Plan or DRIP;

(6)

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

Access Persons should consult Compliance if there are any questions about whether one of the exemptions listed above applies to a given transaction. Aristotle Boston may, from time to time and in the sole discretion of the CCO, maintain a “Restricted List” of securities in which Access Persons may not trade.

C.	Required Reports.

(1)

Initial and Annual Holdings Reports. Each Access Person must submit to Compliance for review the initial holdings report (example attached as Exhibits B through StarCompliance): (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually attached as Exhibit C through StarCompliance, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

(2)	Holdings reports must contain the following information:

(a)

the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;

(b)

the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts that hold only non-Reportable Securities must be included); and

(c)	the date the Access Person submits the report.

(3)

Brokerage statements containing all required information may be substituted for the holdings report Form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

(4)

Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to Compliance for review covering all transactions within the quarter in non-excepted Reportable Securities in the form attached as Exhibit D through StarCompliance.

(5)	Transactions reports must contain the following information:

[3]	Purchases or sales of ETFs are still subject to the Reporting Requirements set forth in Section 5.C. as well as the Short Swing Profit rule in Section 4.E.

(a)

the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the security at which the transaction was effected;

(d)	the name of the broker-dealer or bank with or through which the transaction was effected;

(e)	the date the Access Person submits the report;

(f)

brokerage account statements or electronic holdings and transaction data containing all required information may be substituted for the transaction report form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

D.	Exceptions to Reporting Requirements.

The reporting requirements of Section 5.C. apply to all transactions in Reportable Securities other than:

(1)	transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

(2)	transactions effected pursuant to an Automatic Investment Plan or DRIP.

In the event the discretion over the account changes such that the Access Person has direct or indirect influence or control, the Access Person must promptly report to the CCO and begin providing quarterly account statements. An Access Person will generally be deemed to have “direct or indirect influence or control” over any account in which he or she:

(1)	Directs the purchases and/or sales of investments;

(2)	Suggests purchases and/or sales of investments to the trustee or third-party discretionary manager; or

(3)	Consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.

Please note that granting a third-party discretionary investment authority over an account does not, by itself, exempt an account from the reporting requirements. Similarly, trusts over which an Access Person is the grantor or beneficiary may also be subject to the reporting requirements, regardless of whether a trustee has management authority. Aristotle Boston will conduct additional due diligence to determine whether an Access Person may have any direct or indirect influence or control over the investment decisions of such accounts, which may include:

(1)	Evaluating the relationship between the Access Person and the person managing the account;

(2)	Requesting completion of periodic certifications by the Access Person or third-party managers regarding the Access Person’s influence over the account;

(3)	Requesting periodic completion of holdings or transaction reports to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exemption; or

(4)	Periodically request statements for accounts managed by third-parties where there is no identified direct or indirect influence or control over the investment decisions in an account.

If an Access Person is unsure as to whether an account is qualified for the exemption, he or she should consult with the CCO. In the event it is determined that the Access Person may have direct or indirect influence or control over investment decisions, the Access Person will be required to pre-clear trades for all Reportable Securities and Reportable Funds in the account as well as provide account statements as required with any reportable account.

E.

Duplicate Statements and Trade Confirmations. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall mail directly to the CCO at the same time they are mailed or furnished to such Access Person (1) duplicate copies of broker trade confirmations covering each transaction in a Reportable Security and each Reportable Fund in such account and (2) copies of periodic statements with respect to the account, provided, however, that such duplicate copies need not be filed for transactions involving Non-Reportable Securities. This requirement also may be waived by the CCO in situations when the CCO determines that duplicate copies are unnecessary. A sample duplicate account statement and confirmation request letter is attached as Exhibit E.

F.

Prohibition on Self Pre-clearance. No Access Person shall pre-clear his/her own trades, review their own reports or approve their own exemptions from this Code. When such actions are to be undertaken with respect to a personal transaction of the CCO, the President, Chief Executive Officer, Chief Investment Officer or Chief Risk Officer or other senior compliance person will perform such actions as are required of the CCO by this Code.

6.	Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons of their status under this Code and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access Person will be provided a copy of any Code amendments. After reading the Code or amendment and the CFA Institute Code of Ethics, each Access Person shall make the certification contained in Exhibit F through StarCompliance. Annual certifications are due within 45 days after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time. To the extent that any Code related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons attending. (A copy of the CFA Institute Code of Ethics and Standards of Professional Conduct is included in Exhibit L.)

7.	Review of Required Code Reports

A.	Reports required to be submitted pursuant to the Code will be reviewed by Compliance on a periodic basis.

B.

Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “material” to the President and/or the Board, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner the CCO deems to be appropriate. However, sanctions more severe than a warning or censure must be approved by the President or the Board, as applicable.

C.	The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.

Sanctions for violations of the Code may include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the President or CCO.

8.	Recordkeeping and Review

This Code, a record of all certifications of an Access Person’s receipt of the Code or any amendments thereto, any written prior approval for a Reportable Securities transaction given pursuant to Section 5.A. of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Adviser’s records, for the periods and in the manner required by Advisers Act Rule 204-2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

9.	Review of Code

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Material and non-material amendments to this Code should be made and distributed as described in Section 6. Code Notifications and Access Person Certifications.

A.

Disciplinary Actions. Any violation of this Code, for any reason or any degree of severity (whether or not the Access Person intended to violate the Code), may be grounds for disciplinary action, including dismissal.

The Adviser may take one or more of the following disciplinary actions including but not limited to: issuing a letter of instruction; requiring a meeting with the CCO, issuing a violation report; issuing a letter of reprimand; requiring disgorgement of profits; requiring trade(s) to be broken at the Access Person’s expense; requiring corrective action, suspension, or dismissal and the reporting of the violation to the appropriate regulatory authorities.

B.

Procedural Non-compliance. Non-compliance with the procedural requirements of this Code (i.e., failure to submit holdings reports in a timely manner) will be documented. Repeated failure to disclose or repeated non-compliance (i.e., three similar failures to comply in one year) will be considered a violation and may result in disciplinary action.

C.

Violations of Trading Non-compliance. Failure to comply, whether intentional or not, with the pre-clearance requirements and/or substantive prohibitions of this Code with respect to trading activity may result in disciplinary action as identified above in Section 9.A. Additionally, if a violation occurs which creates an actual conflict of interest with a Client, the Adviser reserves the right to treat such violation as one that warrants disciplinary action.